Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 13, 2007 (except for information with respect to the initial public offering discussed in Note 1, as to which the date is October 18, 2007 and Note 17, as to which the date is December 4, 2007) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-146880) and related Prospectus of Del Frisco's Restaurant Group, LLC (formerly LSF5 Wagon Investments, LLC) dated February 5, 2008.

/s/ Ernst & Young LLP

Kansas City, Missouri
February 1, 2008